Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		Media Contact:	Debbie Wood
General Manager,
Marketing & Industry Research
(704) 357-0298

FOR IMMEDIATE RELEASE

Jack Henry & Associates Acquires Banno
- Acquisition further expands JHA’s dynamic suite of online and mobile solutions -

Monett, MO, March 4, 2014 - Jack Henry & Associates, Inc. (NASDAQ:JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced that it has completed the acquisition of Banno, an Iowa-based company that provides data-enriched Web and transaction marketing services with a focus on the mobile medium as its principal means of delivery.
Founded in 2008 in Cedar Falls, Iowa as T8 Webware, Banno's technologies have helped financial service providers and their customers identify, engage, and retain their most valuable relationships. The company serves more than 375 financial institution customers and offers three primary services: Grip, a white-label financial aggregation application that combines mobile banking, mobile PFM, and mobile bill pay in one native app; a Web solution that offers the design and development of responsive websites; and a targeted online advertising platform. Banno is uniquely positioned as an emerging industry innovator and has showcased its leading solutions at Finovate on multiple occasions. American Banker placed Banno on a list of the top 10 financial technology companies to watch in 2013. In 2012, Banno, then T8 Webware, won the Technology Association of Iowa’s Prometheus Award for small/medium software company of the year. The company was also recognized by the Des Moines Register in 2012 and 2013 when it was named one of Iowa’s Top Workplaces in the small company category.
JHA and Banno initially collaborated in July of 2013 when JHA’s ProfitStars® division partnered with Banno to sell its highly successful Grip mobile application. ProfitStars white labeled the product as Andiamo™ and began realizing rapid success among its non-core clients who had been seeking new mobile banking alternatives. As the partnership flourished, additional operational commonalities were identified - particularly in the areas of Web design and hosting - and Banno emerged as an obvious cultural fit for JHA.
According to David Foss, president of ProfitStars, “Banno’s reputation for innovative solutions is apparent in the industry, but it became more visible to us when we formed our business partnership and developed our Andiamo solution. We know first-hand that Banno is committed to delivering the most high-demand technology coupled with unmatched support and service, which are two areas of business that we place a high value on here at JHA. Banno’s innovations in the online and mobile space are impressive, and we’re excited to combine our strengths in a way that expands our online and mobile suite and supports our clients who are hungry for additional Web and mobile banking options.”
Wade Arnold, CEO of Banno, commented “It’s an exciting time to be an innovator in the financial services industry, and this acquisition is a tremendous opportunity for Banno to leverage JHA's proven technologies. There are many similarities between our culture and JHA’s, and we look forward to expanding the progressive products and services we stand behind now and are yet to develop. I speak for all of us here at Banno when I say we are excited about our future and are thrilled to be joining the JHA family.”
Banno is headquartered in Cedar Falls, Iowa and also has a location in Des Moines, Iowa. Operations and management teams will continue at both locations following the acquisition.
About Banno
Banno provides a digital engagement platform that enables banks and credit unions to be more involved in their customers’ financial decisions. By aligning delivery channels, the company currently helps more than 375 financial institutions increase loan demand, raise product adoption, and make informed decisions through improved metrics. To learn more, connect with us at www.banno.com.
About Jack Henry & Associates, Inc.
Jack Henry & Associates, Inc.® (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve more than 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar® is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides best-of-breed solutions that enhance the performance of domestic and international financial institutions of all asset sizes and charters using any core processing system, as well as diverse corporate entities. Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY